INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1, Amendment No. 6, for Oriental Dragon Corporation, formerly known as Emerald Acquisition Corporation, of our report dated March 15, 2010, relating to the consolidated balance sheets of Emerald Acquisition Corporation and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2009 and 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
New York, New York
November 1, 2010